NEWS BULLETIN

                           International Corporation
                           307 North Michigan Avenue, Chicago, Illinois 60601-5382, 312/346-8100

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AT OLD REPUBLIC:                                                          AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro                                                                           Leslie Loyet
Chairman & CEO                                                                   Analysts/Investors
(312) 346-8100                                                                        (312) 640-6672
                                                 lloyet@frbir.com

FOR IMMEDIATE RELEASE                                                                                                                                                ORI:  NYSE
WEDNESDAY, JUNE 20, 2007

OLD REPUBLIC EXTENDS SHAREHOLDER RIGHTS PLAN

CHICAGO, June 20, 2007 -Old Republic International Corporation (NYSE: ORI) today announced that its Board of Directors has approved an extension of the Company’s shareholder rights plan originally adopted in June 1987.  The plan, as now amended, extends through June 26, 2017, and reflects certain technical updating changes.

In reporting on the Board’s action, A. C. Zucaro, chairman and chief executive officer, said, “The amended rights plan, like its predecessors, represents a sound and reasonable means of protecting the interest of shareholders and other stakeholders.  The rights can be activated in the face of a possible takeover attempt that does not treat all shareholders equally, that disregards the Company’s true value, or that exhibits self-dealing, coercive behavior or agenda-driven objectives and intents inimical to the best short or long term interests of stakeholders, including both shareholders and the Company’s insureds. The plan has no immediate dilutive effect and is not being renewed due to any known threat to Old Republic’s long-term mission as an independent company.”

For the past 20 years during which the predecessor rights plans have been in effect, Old Republic’s total market return, with dividends reinvested, has grown at a compounded annual rate of 15.1 percent per share, the shareholders’ equity account, inclusive of cash dividends, has grown at an average annual rate of 13.6 percent per share, and the regular cash dividend has grown at an 11.6 percent annual compound rate.  According to the Spring 2007 edition of Mergent’s Dividend Achievers, Old Republic is one of just 119 companies, out of 10,000-plus publicly held corporations, that have posted at least 25 consecutive years of annual dividend growth. For the past 20 years, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 12.1 percent annual compound rate.

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About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, mortgage guaranty and title insurance fields.  One of the nation’s 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $12.7 billion and common shareholders’ equity of nearly $4.5 billion or $19.33 per share.   Its current stock market valuation is approximately $5.0 billion or $21.81 per share.

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www.oldrepublic.com